AMERICAN FILTRONA CORPORATION
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            3951 WESTERRE PARKWAY, SUITE 300 o RICHMOND, VA 23233 oo
              MAILING ADDRESS: P.O. BOX 31640 o RICHMOND, VA 23294

FOR IMMEDIATE RELEASE

Date:           February 20, 1997
Contact:        John L. Morgan or John D. Barlow, Jr.
                Phone: 804/346-2400 - Fax: 804/346-0164

        RICHMOND, VA -- American Filtrona Corporation (NASDAQ-NM Symbol AFIL) announced today that it has entered into a definitive merger agreement with WBT Holdings, LLC, a limited liability company owned by several trusts for the benefit of members of the family of the late Walter Bunzl, of which Bennett Kight, a director of the Company, is a co-trustee. The agreement provides for a merger between American Filtrona and a wholly owned subsidiary of WBT Holdings, LLC, in which shareholders of American Filtrona (except for WBT Holdings and its affiliates) will receive a per share cash price of $46.52.
In addition, WBT Holdings, LLC, has executed a definitive acquisition agreement with Bunzl plc, an international paper and plastics group quoted on the London Stock Exchange, pursuant to which, following the merger, American Filtrona will sell to Bunzl plc the bonded fibers business of American Filtrona for $72,450,000 in cash subject to certain adjustments. Consummation of any transaction would be subject to normal regulatory filings, shareholder approval and certain other conditions.